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Exhibit 11:  Earnings per share

The  following table reconciles the numerators and denominators of the basic and diluted earnings  per  share:

                                         Three months ended May 31, Six Months ended May 31,
                                            2002         2001         2002         2001
                                         -----------  -----------  -----------  -----------
BASIC EARNINGS (LOSS) PER COMMON SHARE:
---------------------------------------
NUMERATOR
  Net income (loss)                      $ (168,146)  $  179,456   $ (280,732)  $  488,962
DENOMINATOR
  Weighted average number of shares
    outstanding                           1,415,328    1,415,833    1,415,578    1,381,095
                                         -----------  -----------  -----------  -----------
PER SHARE AMOUNTS
  Net income (loss)                      $    (0.12)  $     0.13   $    (0.20)  $     0.35
                                         -----------  -----------  -----------  -----------

DILUTED EARNINGS (LOSS) PER SHARE

NUMERATOR
  Net income (loss)                      $ (168,146)  $  179,456   $ (280,732)  $  488,962
DENOMINATOR
  Weighted average number of shares
    Outstanding                           1,415,328    1,415,833    1,415,578    1,381,095
  Effect of dilutive securities:
  Options and warrants                            -       27,200            -       27,200
  Stock acquired with proceeds                    -      (17,521)           -      (20,499)
                                         -----------  -----------  -----------  -----------
  Weighted average common shares and
    assumed conversions outstanding       1,415,328    1,425,512    1,415,578    1,387,796
                                         ===========  ===========  ===========  ===========
PER SHARE AMOUNTS
  Net income (loss)                      $    (0.12)  $     0.13   $    (0.20)  $     0.35
                                         ===========  ===========  ===========  ===========
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